EX-99.77Q2
For the period ended 12/31/06
File Number 811-21854

Item 405 - Compliance with Section 16(a) of the Securities Exchange Act of 1934 - Beneficial Ownership Reporting Compliance
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Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Registrant pursuant to Rule 16a-3(e) during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Registrant with respect to its most recent fiscal year, and any written representation referred to in paragraph (b)(1) of Item 405 of Regulation S-K, following is each person who, at any time during the fiscal year, was subject to Section 16 of the Exchange Act with respect to the Registrant because of the requirements of Section 30 of the Investment Company Act (“reporting person”) that failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Reporting Person	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Known Failures to File a Required Form
William A Arnold	1	0	0
James E Hillman	1	0	0
Lewis B Kaden	1	0	0
Robert Nolan	1	0	0
Reaz Islam	1	0	0
Jeffrey L Traum	1	0	0
Lauren Yorks	1	0	0
Kathleen C Cuocolo	1	0	0
CGI Private Equity LP LLC	2	1	0
Albert R and Eunice Boscov Joint Tenants with Rights of Survivorship	1	0	0
Martin and Jane Greenberg Joint Tenants with Rights of Survivorship	1	0	0
Walter Oil and Gas Corporation	0	0	1